Exhibit 3.4

“Approved”

By Decision of the Extraordinary general meeting

of JSC Kaspi.kz

(Minutes No.3-18 dated July 9, 2018)

ALTERATIONS AND ADDITIONS NO.3

TO THE ARTICLES OF ASSOCIATION OF

JOINT STOCK COMPANY Kaspi.kz

1. Clause 5.2 of the Articles of Association shall be amended by adding the following sub-clause 13):

“13) in case of independent holding or holding of more than 5% of voting shares of the Company in the aggregate with other shareholders, to obtain the information on remuneration rate according to the results of the year of separate member of the board of directors and (or) the executive body of the Company if the following conditions are simultaneously available:

foundation by the court of a fact of willful misrepresentation of the Company’s shareholders by this member of the board of directors and (or) executive body of the company to gain revenue (income) by him (them) or by his affiliated persons;

if it will be proved that fraudulent actions and (or) inaction of this member of the board of directors and (or) executive body of the Company resulted in occurrence of the Company’s loss”.

2. Clause 6.1 of the Articles of Association shall be deleted.

3. Sub-clause 19-1) of clause 10.5 of the Articles of Association shall be amended to read as follows:

“19-1) making a decision on conclusion by the Company of a major transaction as a result of which the Company purchases or alienates (may purchase or alienate) the property which value is fifty or more percent from the total book value of the Company’s assets as on the date of decision on transaction as a result of which fifty or more percent from the total book value of the Company’s assets is purchased or alienated (may be purchased or alienated);”.

4. Party two of clause 10.5 of the Articles of Association shall be amended to read as follows:

“Decisions of the General meeting of shareholders on issues specified in sub-clauses 1)-4) and 17 of this clause shall be made by qualified majority from the total number of voting shares of the Company. Decisions of the General meeting of shareholders on any other issues shall be made by a simple majority vote from, the total number of voting shares of the Company, unless otherwise provided in the current legislation of the Republic of Kazakhstan and (or) in these Articles of Association”.

5. Chapter 10 of the Articles of Association shall be amended by adding the following clause 10.5-1:

“10.5-1. Decision on conclusion by the Company of major transaction in which the Company is interested shall be made by the General meeting of shareholders by a simple majority vote from the total number of voting shares of the Company”.

6. Sub-clause 3) of clause 11.2 of the Articles of Association shall be amended to read as follows:

“3) making a decision on allotment (disposition) of shares, including on number of allotted (disposed) shares to the extent of a number of authorized shares, method and price of their allotment (disposition), other than cases of share allotment by means of realization by the shareholders of preemption right for shares or other securities conversed into ordinary shares of the Company, auction or subscriptions conducted in the non-organized securities market, or subscription or auction conducted in the organized securities market, and by means of conversion of securities and (or) monetary obligations of the company into the company’s shares in cases provided for by the legislative acts of the Republic of Kazakhstan;”.

7. Sub-clause 18) of clause 11.2 of the Articles of Association shall be amended to read as follows:

“18) making a decision on conclusion of major transactions and transactions in which the Company is interested, other than major transactions which are concluded by decision of the general meeting of the Company’s shareholders in accordance with sub-clause 19-1) of clause 10.5 and clause 10.5-1 of these Articles of Association;”.

8. Clause 11.28 of the Articles of Association shall be amended to read as follows:

“11.28. Corporate Secretary shall by the request of any member of the Board of Directors submit to him/her/it the minutes of the meeting of the Board of Directors and the decisions made by absentee vote for familiarization, and (or) issue to him/her/it extracts from the minutes or the decisions certified by a signature of the authorized employee of the Company”.

Authorized person

                                          /signed/ Nurdal Rustemovich Chintayev

The Republic of Kazakhstan, Almaty,

July thirteen, two thousand and eighteen

I, Raushan Agydilovna Zhakupova, Notary of Almaty, duly authorized by State License No. 0000168 issued by the Ministry of Justice of the Republic of Kazakhstan on 10.08.1998, certify the authenticity of signature of the Authorized person of JSC Kaspi.kz Nurdal Rustemovich Chintayev, made in my presence. Identity of a representative has been established, competence and powers have been verified, and a legal capacity of JSC Kaspi.kz has been verified.

Registered in the Register No.1118

Duty imposed: KZT 2646

Notary: signed.

/Stamp: Raushan Agydilovna Zhakupova, Notary, License No. 0000168 issued by the Ministry of Justice of the Republic of Kazakhstan on 10.08.1998/

/Numbered and tied together on 3 (three) pages

Notary: signed/

/Stamp: Raushan Agydilovna Zhakupova, Notary, License No. 0000168 issued by the Ministry of Justice of the Republic of Kazakhstan on 10.08.1998/